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Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

ATI Announces Termination of Joint Venture with Russian-based VSMPO

PITTSBURGH, PA—March 9, 2022—Today, ATI (NYSE: ATI) announced the termination of Uniti, LLC, its joint venture with Russian-based VSMPO-AVISMA (Verkhnaya Salda Metallurgical Production Association - Berezniki Titanium-Magnesium Works) to market and sell a range of commercially pure titanium products. The joint venture primarily focused on selling to industrial markets such as power generation, chemical and petroleum processing, automotive, and transportation. It does not serve the aerospace, defense or medical markets. The joint venture is expected to wind up expeditiously, no later than year-end 2022.

“We appreciate our nearly 20-year collaboration and thank our partners for working with us to serve our shared customers,” said Kevin Kramer, board member of the joint venture and Chief Commercial & Marketing Officer of ATI.

ATI: Proven to Perform.

ATI (NYSE: ATI) is a $3 billion global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Learn more at ATIMetals.com.
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